Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-10 (the "Form F-10") of Cybin Inc., of our auditor's report dated June 28, 2023, with respect to the consolidated financial statements of Small Pharma Inc. as at February 28, 2023 and February 28, 2022, and for each of the years in the two-year period ended February 28, 2023.

We also consent to the reference to our firm under the heading "Auditor, Transfer Agent and Registrar" in the short-form base shelf prospectus contained in the Form F-10.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
January 7, 2025